Exhibit 10.4.3

2005 SUPPLEMENTAL RETIREMENT INCOME AGREEMENT

BY AND BETWEEN

BROOKLINE BANK

AND

CHARLES H. PECK

THIS 2005 SUPPLEMENTAL RETIREMENT INCOME AGREEMENT (the “Agreement”) by and between BROOKLINE BANK, a savings bank organized and existing under the laws of the Commonwealth of Massachusetts (the “Bank”), and CHARLES H. PECK (the “Executive”) is adopted effective as of January 1, 2005.  This Agreement shall in all respects be subject to the provisions set forth herein.  The purpose of this Agreement is to provide certain retirement and death benefits to the Executive in addition to those that may be available to the Executive under the Bank’s retirement and pension plans (the “Current Plans”) and under the Supplemental Retirement Income Agreement by and between the Bank and the Executive, which was effective as of February 28, 1995 (the “Original Agreement”).

The Original Agreement was frozen as of December 31, 2004 in order to avoid the limitations imposed under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to the benefits accrued thereunder.  This Agreement is intended to comply with the requirements of Section 409A of the Code, including the guidance issued to date by the Internal Revenue Service (the “IRS”) and the final regulations issued by the IRS in April 2007.  No benefits payable under this Agreement shall be deemed to be grandfathered for purposes of Section 409A of the Code.  This Agreement shall be operated in compliance with Section 409A of the Code.  This Agreement is an unfunded plan for tax purposes.  The provisions of the Agreement shall be construed to effectuate such intentions.

Accordingly, the Bank hereby adopts this Agreement pursuant to the terms and provisions set forth below and in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1         Definitions.  For purposes hereof the following terms shall have the meanings ascribed to them below:

(a)       “Average Compensation” shall mean the average of the Compensation, received by the Executive in the three (3) calendar years in the ten (10) calendar-year period prior to the Executive’s Retirement which produces the highest rate of Compensation.

(b)       “Beneficiary” shall mean that person designated, in the most recent writing submitted by Executive to the Bank (the “Beneficiary Designation”), as the Beneficiary under this Agreement.  In the event that Executive dies without having so named a person surviving him as the Beneficiary hereunder, the Beneficiary hereunder shall be the Executive’s estate.  In the event the Beneficiary survives the Executive but dies before the expiration of the Benefit Period, those persons, if any, named as alternate beneficiaries in the Beneficiary Designation (the “Alternates”) shall thereafter be deemed to be the Beneficiary hereunder, provided however, that if the Alternates are deemed to be the Beneficiary hereunder but all of such Alternates die before the expiration of the Benefit Period, the Executive’s estate shall be deemed to be the Beneficiary hereunder.

(c)       “Benefit Period” shall mean, in the case where the Executive Separates from Service prior to death, the period commencing on the date the Executive Separates from Service and ending on the later to occur of (i) said Executive’s death or (ii) the expiration of 180 months from the Executive’s Separation from Service; and, in the case where the Executive dies while still employed by the Bank, the period commencing on the date of the Executive’s death and ending on the earlier to occur of (i) the expiration of 180 months from the Executive’s death and (ii) the date upon which Executive would have attained (if he had survived to such date) the Life Expectancy Age).

(d)       “Board” shall mean the Board of Directors of the Bank.

(e)       “Change in Control” shall mean a change in the ownership of the Company or the Bank, a change in the effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank, in each case as provided under Section 409A of the Code and the final regulations thereunder.

(f)       “Committee” shall mean the Compensation Committee of the Bank, or such other Committee of the Bank as the Board, from time to time, may designate to oversee and administer the terms of this Agreement.

(g)       “Company” shall mean Brookline Bancorp, Inc., the stock holding company of the Bank.

(h)       “Compensation” shall mean the Executive’s total annual base salary and bonus, plus no more than $10,000 worth of all other items that may be considered “compensation” for purposes of federal income taxes (such as vested restricted stock shares and the “spread” realized in connection with exercise of stock options).

(i)       “Life Expectancy Age” shall mean the age determined by adding to the Executive’s age at death the standard life expectancy based upon mortality tables utilized by the Savings Bank Employees Retirement Association to calculate pension benefits of a healthy male of the Executive’s age at death, determined as of the date of the Executive’s death.

(j)        “Lump Sum Benefit” shall mean a single lump sum payment in an amount equal to the lesser of (i) the actuarial equivalent present value of the Normal Retirement Benefit, which shall be determined by assuming that the Executive receives his Normal Retirement Benefit over the Benefit Period, or (ii) $1,370,469.

(k)       “Normal Retirement Benefit” shall mean an annual sum which is equal to seventy percent (70%) of Average Compensation reduced by (1) any distribution which the Executive, his beneficiaries or his estate are entitled to receive from the Savings Bank Employees Retirement Association Pension Plan derived from Bank contributions, (2) one-half of any Social Security benefits, and (3) the amount of the Normal Retirement Benefit payable under the Original Agreement.  If a lump sum distribution is paid to the Executive, his beneficiaries or his estate by the Savings Bank Employees Retirement Association Pension Plan, the Normal Retirement Benefit shall be reduced by an amount equal to a life only actuarial equivalent of the lump sum distribution.  All calculations of benefits or actuarial equivalents in this Agreement shall be made using the mortality tables and interest assumptions utilized by the Savings Bank Employees Retirement Association Pension Plan to calculate benefits and actuarial equivalents.

(l)       “Separation from Service” or “Separates from Service” shall mean a termination of the Executive’s services (whether as an employee or as an independent contractor) to the Bank for any reason other than death.  Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Bank and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.

2         Employment.  The Executive agrees to continue to serve the Bank, devoting his normal working time to the interests and activities of the Bank, in the capacity of President or such other executive capacity as the Board from time to time may assign him.

3         Salary, Etc.  Payments hereunder shall be supplemental and in addition to all other payments of salary, pension amounts or profit sharing payments made by the Bank to or for the benefit of the Executive.

4         Supplemental Income Upon Retirement.  Pursuant to Sections 5 and 6 of this Agreement, in lieu of payment to the Executive of the Normal Retirement Benefit over the Benefit Period, in the event of a Payment Event, as defined in Section 5, the Executive shall be entitled to a Lump Sum Benefit, payable in accordance with Section 6.

5         Payment Events.  The Executive shall be entitled to payment of the Lump Sum Benefit as of the earliest to occur of the following events (the “Payment Event”):

(a)      Separation from Service,

(b)      Death, or

(c)      Change in Control.

6         Timing of Payment Event.  The Bank shall pay the Lump Sum Benefit to the Executive (or to the Beneficiary if the Executive is not then living) within ten (10) business days after the occurrence of a Payment Event.  Notwithstanding anything in the Agreement to the contrary, if a payment is to be made on account of a Separation from Service to an Executive who was a Specified Employee (as defined in Treasury Regulation §1.409A-1(i)) as of the date of the Separation from Service, then any payment will be made or will commence on the first day of the month following the lapse of six (6) months after the date of the Separation from Service.

7         Benefits Unsecured.  All Benefits hereunder shall be paid from the general funds of the Bank and no special or separate fund shall necessarily be established and no other segregation of assets shall necessarily be made to assure the payment of the benefits hereunder.  Neither the Executive nor any Beneficiary nor their estates shall have any right title or interest whatever in or to any investments, including any insurance policy which the Employer may take out to aid it in meeting its obligations hereunder.  To the extent that the Executive or any Beneficiary acquires the right to receive benefits hereunder such rights shall be no greater than the right of an unsecured creditor of the Bank.  Notwithstanding the foregoing, nothing herein contained shall preclude the Bank from contributing to or making benefit payments from a Rabbi Trust.

8         Termination.

(a)       Notwithstanding any provisions hereof to the contrary, this Agreement shall terminate and be of no further force or effect in the event that (i) the Executive is discharged by the Bank for Cause, or (ii) the Executive breaches any of the covenants contained in Section 9 hereof (said termination to be effective even in the event that a court should find any of the provisions of said Section 9 to be unenforceable; it being the intention of the parties that this Agreement shall terminate if the Executive breaches any of the original terms of Section 9 without regard to any judicial modification pursuant to Section 9(b) hereof).

(b)       For purposes of this Agreement, a discharge shall be for Cause if the Committee shall determine (upon the unanimous vote of the entire Committee) that any one or more of the following has occurred:

(i)       The Executive shall have committed fraud, embezzlement, misappropriation or breach of fiduciary duty against the Bank or against any customer or depositor thereof, or shall have committed any such action against any other person or entity and such action materially and adversely reflects upon the business affairs or reputation of the Bank or upon the Executive’s ability to perform his duties hereunder; or

(ii)      The Executive shall have been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, any crime involving moral turpitude;

(iii)     The Executive shall have (A) materially failed to perform or neglected his duties as President of the Bank on a regular basis or (B) refused to carry out the duties assigned to him by the Board in accordance with Section 2 hereof.

(c)       Under no circumstances may the Agreement permit the acceleration of the time or form of any payment under the Agreement prior to the payment events specified herein, except as provided in this Section 8(c).  The Bank may, in its discretion, elect to terminate the Agreement in any of the following three circumstances and accelerate the payment of the entire unpaid balance of the Executive’s accrued benefits as of the date of such payment in accordance with Section 409A of the Code:

(i)                the Agreement is irrevocably terminated within the 30 days preceding a Change in Control and (1) all arrangements sponsored by the Bank that would be aggregated with the Agreement under Treasury Regulation §1.409A-1(c)(2) are terminated, and (2) the Executive and all participants under the other aggregated arrangements receive all of their benefits under the terminated arrangements within 12 months of the date the Bank irrevocably takes all necessary action to terminate the Agreement and the other aggregated arrangements;

(ii)               the Agreement is irrevocably terminated at a time that is not proximate to a downturn in the financial health of the Bank and (1) all arrangements sponsored by the Bank that would be aggregated with the Agreement under Treasury Regulation 1.409A-1(c) if a Executive participated in such arrangements are terminated, (2) no payments are made within 12 months of the date the Bank takes all necessary action to irrevocably terminate the arrangements, other than payments that would be payable under the terms of the arrangements if the termination had not occurred, (3) all payments are made within 24 months of the date the Bank takes all necessary action to irrevocably terminate the arrangements, and (4) the Bank does not adopt a new arrangement that would be aggregated with the Agreement under Treasury Regulation 1.409A-1(c) if a Executive participated in both arrangements, at any time within three years following the date the Bank takes all necessary action to irrevocably terminate the Agreement; or

(iii)              the Agreement is terminated within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred by each Executive under the Agreement are included in the Executive’s gross income in the later of (1) the calendar year in which the termination of the Agreement occurs, or (2) the first calendar year in which the payment is administratively practicable.

9         Non-Competition, Etc.

(a)       The Executive hereby agrees that he for a period of five (5) years from the date of Separation from Service will not directly or indirectly:

(i)                        as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), anywhere in or within 75 miles of Brookline, Massachusetts, engage in the banking business;

(ii)                       recruit, solicit or induce, or attempt to induce, any employee or employees of the Bank to terminate their employment with, or otherwise cease their relationship with, the Bank; or

(iii)                      solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the depositors, borrowers, or customers of the Bank.

(b)       If any restriction set forth in Section 9(a) is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time; range of activities or geographic area as to which it may be enforceable.

(c)       The restrictions contained in this Section 9 are necessary for the protection of the business and goodwill of the Bank and are considered by the Executive to be reasonable for such purpose.  The Executive acknowledges, understands and agrees that (i) the Bank operates a banking business in Brookline, Massachusetts and its vicinity, and therefore the geographic coverage of the restrictions contained herein are necessary for the protection of the Bank and are reasonable and (ii) the Executive’s experience and capabilities are such that the provisions of this Section 9 will not prevent the Executive from earning a livelihood.

10        Other Benefits.  Nothing contained herein shall be deemed to exclude the Executive from any supplemental compensation, bonus, pension, insurance, severance pay or other benefit (including payments under the Current Plans) to which otherwise he might be or might become entitled as an employee of the Bank.

11        Additional Provisions.

(a)       This agreement is a personal agreement and the rights and interests hereunder (except those of the Bank) may not be sold, transferred, assigned, pledged or hypothecated.  Benefits hereunder are not subject to alienation, anticipation or assignment by the Executive or any Beneficiary and are not subject to being attached or reached and applied by any creditor.  This Agreement shall be binding on the heirs, executors and administrators of the Executive and on the successors and assigns of the Bank.  During the Executive’s lifetime the parties hereto by mutual agreement may amend, modify or rescind this Agreement without the consent of any other person.

(b)       This Agreement is intended to be unfunded and entered into by the Bank primarily for the purpose of providing supplemental retirement income for the Executive as one of a select group of management or highly compensated employees within the meaning of Section 201(2) of the Employee Retirement Income Security Act of 1974 as amended (“ERISA”).  Benefits are intended not to be taxable to the Executive under the Code until paid.  This Agreement shall be construed and interpreted in a manner consistent with the foregoing intentions.

(c)       This Agreement shall not constitute an express or implied contract of employment between the Bank and the Executive.

12        Arbitration.  Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the Town of Brookline, Massachusetts in accordance with the rules then obtaining of the American Arbitration Association, and a judgment upon the award may be entered in any court having jurisdiction thereof.

13        Governing Law.  This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

14        Establishment of Rabbi Trust.  The Bank may establish a rabbi trust into which the Bank may contribute assets which shall be held therein, pursuant to the agreement which establishes such rabbi trust.  The contributed assets shall be subject to the claims of the Bank's creditors in the event of the Bank's “Insolvency” as defined in the agreement which establishes such rabbi trust, until the contributed assets are paid to the Executive and his Beneficiary in such manner and at such times as specified herein.   Any contribution(s) to the rabbi trust shall be made in accordance with the rabbi trust agreement.

15        Source of Payments.  All payments provided under this Agreement shall be timely paid in cash or check from the general funds of the Bank or the assets of the rabbi trust.  The Company guarantees payment and provision of all amounts and benefits due to the Executive and, if such amounts and benefits are not timely paid or provided by the Bank or rabbi trust, such amounts and benefits shall be paid or provided by the Company.

IN WITNESS WHEREOF, the Company, Bank and the Executive have duly executed this Agreement as of December 18, 2008.

BROOKLINE BANK

By: /s/ Richard P. Chapman, Jr.
Richard P. Chapman, Jr.
Chairman and Chief Executive Officer

BROOKLINE BANCORP, INC.

By: /s/ Richard P. Chapman, Jr.
Richard P. Chapman, Jr.
Chairman and Chief Executive Officer

EXECUTIVE

/s/ Charles H. Peck
Charles H. Peck
President, Brookline Bank